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                                                                    EXHIBIT 99.1





                                                          FOR IMMEDIATE RELEASE


Contact:        KinderCare Learning Centers
                Beth Ugoretz, Executive Vice President
                Thomas D. Johnson, Jr. Director of Marketing
                KinderCare Learning Centers, Inc.
                Montgomery, Alabama
                334-277-5090
                      or
                Brain Bell or Nancy Carter
                Bowler & Associates, Inc.
                Portland, Oregon
                503-248-9468



          KINDERCARE LEARNING CENTERS ANNOUNCES CORPORATE RELOCATION AND EXECUTIVE REORGANIZATION TO ENHANCE QUALITY AND GROWTH


MONTGOMERY, Ala. and PORTLAND, Ore. - March 11, 1997--KinderCare Learning Centres, Inc. today announced plans to relocate its current corporate headquarters from Montgomery, Alabama to Portland, Oregon to enable the company to more effectively support the educational quality and future growth of the largest preschool and child care company in the United States.

        In a related strategy, the company also announced reorganization of its corporate staff to enhance operating performance and organizational effectiveness in support of its 1,151 centers in 38 states.

        "These strategies will build on KinderCare's well-recognized educational value and high-quality reputation and enable us to add new centers and grow the value of our company," said David J. Johnson, Chairman and Chief Executive Officer of KinderCare.

        The headquarters relocation will be carried out in several phases throughout 1997 and possibly into early 1998.


                                    -more-

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KinderCare Release - 2


        Johnson said in the next 60 days a company task force will identify, prioritize and address all of the relocation issues, including how many employees will be asked to relocate. Initial Plans suggest moving corporate administrative functions in phases, but neither the types of functions nor the timing have yet been determined. The Company has initiated a search for its new headquarters site in Portland, and expects to identify a location by the end of March.


        Johnson, an Oregon native who resides in Portland, said he selected the city as the new headquarters because he views it as an excellent location from which to realize the Company's growth plans. "Portland is a fast growing community, possesses outstanding educational and cultural resources, and is consistently rated one of the best cities in the U.S. to live - all of which will allow us to attract and retain outstanding employees to the corporate office," Johnson said. He also cited Portland's direct air service to the company's centers across the country.

        Johnson said the executive reorganization is designed to increase operating performance and organizational effectiveness by better aligning corporate resources with the needs of KinderCare's centers across the country. Changes include creation of an Operations
Services group to support the field organization, a Corporate
Development group to focus on growth opportunities, a Corporate
Services group to manage all non-financial functions that serve the entire corporation, and restructuring of the Finance group.

        He also named two new officers. Beth Ugoretz, formerly Senior Vice President and General Counsel for Red Lion Hotels, Inc., will become executive vice president in charge of Corporate Services, responsible for all non-financial functions that serve the entire corporation. Dan Jackson, formerly Vice President, Controller of Red Lion Hotels, Inc., will join the company as the new vice president of Financial Control and Planning. Ugoretz and Jackson worked for Johnson when he was chairman of Red Lion Hotels and helped him successfully build Red Lion into one of the leading U.S. hospitality companies before it was purchased in 1996 by Double tree, Inc.

        Johnson said his decision to relocate the headquarters and reorganize executive management was made in consultation with the Company's majority shareholder, Kohlberg Kravis Roberts & Co.


                                    - more -
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KinderCare Release - 3


        Prior to joining KinderCare, Johnson was Chairman and Chief Executive Officer of Red Lion Hotels, Inc., of Vancouver, Wash. Before joining Red Lion in 1991, Johnson was a general partner of Hellman & Friedman, a private equity investment firm. From 1986 to 1988, Johnson served as President, Chief Operating Officer and Director of Dillingham Holdings, a diversified company with $2 billion in revenues.


        KinderCare is the largest preschool and child care company in the United States. At the end of the first quarter of fiscal year 1997, under the banners of KinderCare Learning Centers, Inc., KinderCare at Work (R) and Kid's Choice (TM), the company operated 1,151 child centers in 38 states and the United Kingdom with an enrollment of approximately 126,000 full-time and part-time children. Children's education programs include: toddler programs Look At Me! (R), and Let Me Do It (R); preschool programs My Window and the World (R) and Once Upon a Time (TM); and school age program KC Imagination Highway (TM). Founded in 1969, the company had 1996 operating revenues of $541,264,000.

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